CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of Hillman Capital Management Investment Trust and to the use of our report dated October 14, 2005 on The Hillman Total Return Fund's and The Hillman Focused Advantage Fund's (each a series of shares of Hillman Capital Management Investment Trust) financial statements and financial highlights as of and for the year ended September 30, 2005. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.





                                    /s/  Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
November 29, 2005